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                                                                Exhibit 99.1

                        [GRACE NEWS LETTERHEAD]

Contact:        Chuck Suits or Mary Lou Kromer    407/362-2600 or
                                                        800/GRACE99
                Fred Spar, Kekst & Company        212/593-2655

                GRACE AND FRESENIUS TO COMBINE DIALYSIS OPERATIONS

    --WILL CREATE $3.5 BILLION, FULLY INTEGRATED GLOBAL HEALTH CARE COMPANY--

       --TRANSACTION TO BE TAX-FREE FOR GRACE SHAREHOLDERS AND FRESENIUS--

                 --GRACE TO RECEIVE LARGE CASH DISTRIBUTION;
       GRACE SHAREHOLDERS TO OWN 44.8 PERCENT OF NEW HEALTH CARE COMPANY--

    BOCA RATON, Fla., USA and BAD HOMBURG, v.d.H., Germany -- (February 4,
1996) -- W.R. Grace & Co. (NYSE: GRA) and Fresenius AG (Frankfurt Stock
Exchange: FRE) today announced that they have entered into a definitive agreement to combine Grace's National Medical Care, Inc. unit (NMC) and Fresenius' worldwide dialysis business (FWD), including Fresenius USA, to create the world's largest fully integrated dialysis company.
    The tax-free transaction will be preceded by a $2.3 billion cash distribution to Grace. Grace shareholders will own 44.8 percent of the new company, to be named Fresenius Medical Care, and Fresenius AG and other shareholders will own 55.2 percent. Grace common shareholders also will receive a preferred stock, the value of which will be linked to Fresenius Medical Care's future performance. In addition, Grace will retain certain assets of its health care unit with a value of approximately $200 million. Completion of the transactions will result in an equity gain of approximately $700 million to Grace. Grace also announced that it plans to use a significant portion of

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the proceeds from the transaction to purchase up to a maximum of 20 percent of its common stock.

        Fresenius Medical Care will be a publicly held company listed on the New York and Frankfurt Stock Exchanges. In the United States, its shares will be traded as American Depository Receipts (ADRs). Pro forma 1995 revenues for the new company are $3 billion, and pretax cash flow is in excess of $600 million. The new company is expected to have combined 1996 sales approaching $3.5 billion (see exhibit that follows). Starting in 1997, it is expected to pay a dividend of approximately 25 cents per share (based on approximately 217 million shares outstanding). The transaction is expected to generate significant operating synergies, with a pretax cash flow impact of approximately $100 million in the first year, rising to $150 million per year in two to three years.

        Based on pro forma results of the new company and comparable market multiples, Grace believes that this transaction should be more highly valued in the marketplace than other alternatives.

        NMC is the world's leading provider of dialysis services. FWD is a global leader in the development and manufacture of advanced technology, high-quality dialysis products. Together the companies employ approximately 25,000 people in more than 50 countries.

        "The combination of these two leaders will provide significant and immediate value for Grace shareholders and Fresenius," said Albert J. Costello, chairman, president and chief executive officer of Grace.

        "In May 1995, our Board resolved to fulfill two fundamental commitments with regard to NMC: to provide maximum value for our shareholders and to assure the continuation of the highest quality care and service to NMC patients," said Costello. "We were open to all alternatives to achieve these objectives," he said.


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        "Our agreement with Fresenius clearly meets our Board's objectives,"
said Costello. "It provides more cash to Grace and more potential to our shareholders than any other alternative considered by Grace and its advisors, and it is all on a tax-free basis to Grace and its shareholders.

        "Fresenius was willing to work with us, carefully and deliberately, over the last two months to develop this unique opportunity. They understand, and are willing to accept, the risks and opportunities of NMC's business, including any possible impact from current US government investigations. This is a fully negotiated transaction. The Boards of both companies have unanimously approved the transaction. The terms are certain, commitments for the financing have been received, and I am confident the transaction will close. By entering into this agreement with Fresenius, we are assured that our goals with respect to NMC will be achieved," said Costello.

        Dr. Gerd Krick, president and chief executive officer of Fresenius AG, said, "For Fresenius, the merger of its worldwide dialysis business with National Medical Care fulfills a strategic objective. The combination of Fresenius' extensive experience in developing and manufacturing innovative products of the highest quality for all forms of dialysis treatment with the expertise of NMC in treating patients should ensure success and growth in the future. The level of dialysis competence in this vertically integrated new company should generate further enhancement in the quality of dialysis treatment for the welfare of its patients."

        Costello said, "The combination of these two companies will capitalize on tremendous synergies and market strengths to significantly enhance revenues and operating efficiencies. Shareholders, patients and the employees of Fresenius Medical Care should all benefit. The new company will be able to realize cost advantages through vertical integration and improved quality of care through the integration of highly
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sophisticated and comprehensive patient and product diagnostic systems. It will be able to provide high-quality, total patient care and patient management, while meeting the demands of an increasingly cost-sensitive managed care environment."

        Fresenius Medical Care will be headquartered in Germany, with North American operations headquartered in Massachusetts. Dr. Krick will serve as CEO of the new company.

        Dr. Constantine L. Hampers, founder of NMC, said, "For more than 25 years, NMC's associates have developed NMC into the world's preeminent dialysis company. This agreement marks the beginning of a bold, new era for our company. By combining NMC and FWD, we greatly enhance our ability to deliver world-class, high-quality medical care to patients on an increasingly global basis.
I look forward to assisting Dr. Krick and his management team."

        Dr. Krick said, "We are glad Dr. Hampers has agreed to remain on the management team. He plans on fulfilling his vision of a global health care enterprise by assisting us in global business development and ensuring continued quality care."

        Under the terms of the definitive agreement, holders of Grace common stock will receive 44.8 percent of the fully diluted shares of Fresenius Medical Care. The balance of the shares of Fresenius Medical Care will be allocated to Fresenius AG and the shareholders of Fresenius USA. Grace common shareholders also will receive a preferred stock in NMC. This security will have a target face amount of $200 million, but its value will be entirely dependent upon the new company's achievement of certain performance levels.

        To protect the interests of the public shareholders, Fresenius AG has agreed not to increase its ownership of Fresenius Medical Care to more than 57 percent for a three-year period. This will enable Grace shareholders to fully benefit from the synergies

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arising from the transaction. In addition, any acquisition by Fresenius AG of more than five percent of the outstanding stock of Fresenius Medical Care must be effected only after a public announcement, and any purchase of more than 15 percent will be effected by tender offer to further protect the value of the public shareholders' investment in the new company.

        Grace common shareholders will receive a distribution of one share of common stock of a restructured Grace -- consisting of its flexible packaging and specialty chemical businesses -- for each share currently held. The tax-free separation of NMC from Grace's specialty chemical business, by means of this "Morris Trust" structure, will occur immediately prior to the combination of NMC and FWD. Immediately prior to the separation, NMC will borrow $2.3 billion and pay a tax-free distribution to Grace.

        Upon completion of the transactions, Grace will be a $3.7 billion global packaging and specialty chemicals company, with a strong balance sheet and well positioned for profitable growth. Grace plans to use the cash it receives from NMC to repurchase up to 20 percent of its common stock and repay debt.

        The definitive agreement is subject to customary conditions, including approval of the parties' shareholders, U.S., German and European regulatory actions, and completion of financing on satisfactory terms. Commitments for financing of the transaction have been received. It is expected that the transaction should be completed by the third quarter of 1996.

        With more than $2.1 billion in 1995 sales, NMC is the largest provider of high quality, cost-effective services and products to 52,000 patients in need of hemodialysis and peritoneal dialysis through its network of 624 outpatient clinics. Headquartered in Waltham, Massachusetts, NMC has approximately 21,000 employees around the world.
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        Fresenius AG is a leading multinational developer, manufacturer and distributor of pharmaceutical and medical systems products. It is estimated that its sales in 1995 will be $1.6 billion.

        Fresenius USA, a publicly held subsidiary of Fresenius AG, is a manufacturer and distributor of medical products and systems for the treatment of kidney failure by hemodialysis and peritoneal dialysis. The company is one of only two companies in the United States offering a full line of both hemodialysis and peritoneal dialysis machines and disposable products.

        Grace is a global packaging and specialty chemicals company with 1995 annual sales exceeding $3.7 billion (excluding NMC). Headquartered in Boca Raton, Florida, the company employs 20,000 people worldwide.

                                -------------

                             Unaudited Pro Forma
                             -------------------

                             93         94         95          CAGR
                           -----      -----      -----         ----

           REVENUES        2,100      2,600      3,000          18%

           EBITDA(1)         425        525        610          20

Core Operations results are expected to be enhanced by synergies in 1996, resulting in growth approaching 30%.

(1) Earnings before interest, taxes, depreciation and amortization.

NOTE: The transaction will result in substantial goodwill and interest charges which will impact determination of Net Income.